                                                                     EXHIBIT 2.2










                               FIRST CENTRAL BANK

                          EMPLOYEES STOCK OPTION PLAN

                 60,000 Shares of $5.00 par value Common Stock





                         Adopted by Board of Directors
                                       on
                                January 10, 1989
                             and amended effective
                               February 23, 1989




                               First Central Bank
                              5858 Central Avenue
                         St. Petersburg, Florida 33707



Baynard, Harrell, Mascara &
  Ostow, P.A.
100 Second Avenue South
Suite 1202
St. Petersburg, Florida 33701

                               FIRST CENTRAL BANK
                          EMPLOYEES STOCK OPTION PLAN

                               TABLE OF CONTENTS

                                                               Page
1.      DEFINITIONS                                             1

        (a)    Affiliates                                       1
        (b)    Board of Directors                               1
        (c)    Code                                             1
        (d)    Committee                                        1
        (e)    Common Stock                                     1
        (f)    Company                                          1
        (g)    Employee                                         1
        (h)    Fair Market Value                                1
        (i)    Full-Time Employee                               2
        (j)    Incentive Option                                 2
        (k)    NASDAQ System                                    2
        (l)    Non-Statutory Option                             2
        (m)    Option                                           2
        (n)    Option Agreement                                 2
        (o)    Optionee                                         2
        (p)    Parent2
        (q)    Plan                                             2
        (r)    Subsidiary                                       2

2.      ADMINISTRATION                                          3

        (a)    Establishment of Committee                       3
        (b)    Power of Committee                               3
        (c)    Limitations on Authority                         3

3.      TYPES OF OPTIONS                                        4

        (a)    In General                                       4
        (b)    Limitation                                       4

4.      STOCK SUBJECT TO OPTIONS                                4

        (a)    Description of Stock                             4
        (b)    Number of Shares Available                       4

5.      ELIGIBILITY                                             4

6.      TERMS OF OPTION AGREEMENTS                              4

        (a)    Designation of Type of Option                    5
        (b)    Duration of Option                               5

                                                                   Page
        (c)    Minimum Exercise Requirement                          5
        (d)    Installment Exercise                                  5
        (e)    General Exercise Restriction                          5
        (f)    Exercise Price                                        5
        (g)    Transferability Limitation                            6
        (h)    Compliance with Securities Laws                       6
        (i)    Commencement of Ownership Rights                      6
        (j)    Termination For Cause                                 7

7.      METHOD OF EXERCISE; PAYMENT OF EXERCISE PRICE                7

        (a)    Method                                                7
        (b)    Payment                                               7

8.      USE AND ALLOCATION OF PROCEEDS                               7

9.      ADJUSTMENT UPON CHANGES IN CAPITALIZATION                    7

        (a)    Internal Recapitalizations                            7
        (b)    Reorganizations                                       8
        (c)    No Fractional Shares                                  8

10.     TERMINATION OF EMPLOYMENT OR SERVICE                         8

        (a)    Death8

        (b)    Disability                                            8
        (c)    Termination for Reasons Other Than Death or
               Disability                                            9

11.     AMENDMENT OF THE PLAN                                        9

        (a)    Right to Amend                                        9
        (b)    No Option Impaired                                    9

12.     TERMINATION OR SUSPENSION OF PLAN                           10

        (a)    Right to Terminate                                   10
        (b)    No Option Impaired                                   10

13.     NONEXCLUSIVITY OF PLAN                                      10

14.     TAX WITHHOLDING                                             10

15.     CONTINUATION OF EMPLOYMENT                                  10

16.     EXCULPATION AND INDEMNIFICATION                             10

17.     STOCKHOLDER AND DEPARTMENT APPROVALS                        10

18.     FINAL TERMINATION DATE                                      10

                               FIRST CENTRAL BANK
                          EMPLOYEES STOCK OPTION PLAN


        THIS IS THE EMPLOYEES STOCK OPTION PLAN (the "Plan") of FIRST CENTRAL BANK (the "Company") and is made with reference to the following facts:

        A. The Company believes it is in its best interest and in the best interest of its stockholders to provide key personnel with an additional incentive to promote its success and to encourage them to remain in the service of the Company.

        B. The Company believes these objectives will be achieved through the granting of certain stock options designed to facilitate an increase in its key personnel's proprietary interest in the success of the Company.

        C. The provisions of Florida law, including Section 658.35, Florida Statutes, and regulations thereunder, and provisions of applicable federal law permit the granting of stock options as contemplated hereby.

        NOW, THEREFORE, FIRST CENTRAL BANK hereby declares that the terms of its Employees Stock Option Plan are as follows:

        1. DEFINITIONS. Whenever used herein, the following terms shall have the meanings indicated unless the context clearly indicates otherwise:

                (a) "Affiliates" shall mean any Parent and any Subsidiaries of the Company.

                (b) "Board of Directors" shall mean the Board of Directors of the Company.

                (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                (d) "Committee" shall mean the stock option plan committee established to administer the Plan pursuant to section 2 below.

                (e) "Common Stock" shall mean the Company's authorized but unissued common stock of the par value of five dollars ($5.00) per share.

                (f) "Company" shall mean FIRST CENTRAL BANK, a Florida banking corporation.

                (g) "Employee" shall mean an individual employed by the Company.

                (h)     "Fair Market Value" shall mean that amount which is:

                        (1) Not less than the average of the bid and asked prices (or not less than the average of the highest and lowest quoted selling price, if the Common Stock is within the National Market System ["NMS"] list of securities) of the Common Stock on the NASDAQ System on the date the Option is granted or the last date preceding such date for which bid and asked quotations were made (or sales were made if the Common Stock is within the NMS list of securities), if the Common Stock is admitted to quotation on such system on the date the Option is granted;

                        (2) Not less than the average of the highest and lowest quoted selling prices for the Common Stock on a national securities exchange or exchanges on the date the Option is granted or on the principal such exchange on such date or on the last date preceding such date on which a sale was reported, if the Common Stock is admitted to trading on such an exchange or exchanges on the date the Option is granted (whether or not the Common Stock shall at that time also be admitted to quotation on the NASDAQ System); or

                        (3) If not admitted to quotation on the NASDAQ System or listed on a national securities exchange, not less than the amount determined in good faith by the Board of Directors, on the basis of such factors as it deems appropriate (including book value), on the date the Option is granted.

                        (i) "Full-Time Employee" shall mean an Employee who customarily performs, or may be expected to perform, at least one thousand (1,000) hours of service during a calendar year for the Company.

                        (j) "Incentive Option" shall mean an incentive stock option as defined in Section 422A of the Code.

                        (k) "NASDAQ System" shall mean the National Association of Securities Dealers Automated Quotation System or other comparable system.

                        (l) "Non-Statutory Option" shall mean a stock option that is not an Incentive Option. To the extent that the aggregate Fair Market Value of Common Stock with respect to which Incentive Options (determined without reference to this sentence) are exercisable for the first time by any Optionee during any calendar year (under all stock option plans of the Company, any Affiliate and any predecessor corporation of either the Company or any Affiliates) exceeds One Hundred Thousand Dollars ($100,000), such options shall, to the extent of such excess only, also be treated as a Non-Statutory Option notwithstanding anything to the contrary in the grant thereof or the Option Agreement relating thereto.

                        (m) "Option" shall mean an Incentive Option and/or a Non-Statutory Option (as the context dictates) granted under this Plan.

                        (n) "Option Agreement" shall mean the written agreement executed and delivered by the Company and an Optionee evidencing the grant of an Option to the Optionee.

                        (o) "Optionee" shall mean the person to whom an Option is granted.

                        (p) "Parent" shall mean a corporation that owns stock of the Company possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of the Company.

                        (q) "Plan" shall mean the Employees Stock Option Plan of the Company set forth in this instrument.

                        (r) "Subsidiary" shall mean a corporation in which the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of said corporation.

        2.      ADMINISTRATION.

                (a) Establishment of Committee. The Plan shall be administered by a Committee of not less than three individuals, none of whom is a Full-Time Employee (the "Committee"). Unless the Board of Directors by resolution otherwise directs, all directors of the Company who are not Full-Time Employees shall serve on the Committee. A majority vote of the members of the full Committee shall be required for all its actions. In addition, any action, decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held.

                (b) Power of Committee. The Committee shall have the power, subject to, and within the limits of, the express provisions of the Plan:

                        (1) To select those eligible persons to whom Options shall be granted;

                        (2) To determine the time or times at which Options shall be granted;

                        (3) To determine the purchase price and the number of shares to be subject to an Option;

                        (4) To determine the time or times at which an Option may be exercised and whether in whole or in installments;

                        (5) To prescribe the other terms and provisions (which need not be identical) of each Option;

                        (6) To modify or amend any Option with the consent of the holder thereof, and to accelerate any exercise date of any Option;

                        (7) To construe and interpret the Plan, Options and Option Agreements and to establish, amend and rescind rules and regulations relating to administration of the Plan. The Committee, in the exercise of this power, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Option Agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. In exercising this power, the Committee may retain counsel at the expense of the Company. All decisions and determinations by the Committee in exercising this power in accordance with the Plan shall be final and binding upon the Company and the Optionees.

                        (8) To determine the duration and purposes of leaves of absence that may be granted to an Optionee without constituting a termination of the Optionee's employment for purposes of the Plan; and

                        (9) Generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan.

                (c) Limitations on Authority. Notwithstanding anything herein to the contrary, the Committee shall not:

                        (1) Grant an Option with a per share exercise price of less than the par value per share of the Common Stock subject to the Option; or

                        (2) Grant an Option to any person covering a number of shares of Common Stock that is unreasonable in relation to the purpose of the Plan and the needs of the Company.

The grant of an Option to the individual who is the President and Chief Executive Officer of the Company at the time this Plan is adopted by the Board of Directors covering a number of shares of Common Stock that is not in excess of seventeen percent (17%) of the aggregate number of shares of Common Stock then issued and outstanding shall for all purposes be considered as reasonable for the purposes of subsection (c)(2) above.

        3.     TYPES OF OPTIONS.

                (a) In General. The Options granted under this Plan shall be:

                        (1)     Incentive Options; or

                        (2)     Non-Statutory Options.

                (b) Limitation. Notwithstanding anything to the contrary in this Plan, Incentive Options and Non-Statutory Options shall not be granted in tandem.

        4.     STOCK SUBJECT TO OPTIONS.

                (a) Description of Stock. The stock subject to Options shall be shares of Common Stock.

                (b) Number of Shares Available. The number of shares available for the grant of Options shall be an aggregate of sixty thousand (60,000) shares of Common Stock; provided, however, the following shall apply:

                        (1) Whenever any outstanding Option expires or is cancelled or otherwise terminated without having been exercised in full, the shares of Common Stock allocable to the unexercised portion of that Option may again be subject to Options; and

                        (2) The number of shares shall be subject to adjustment pursuant to section 9 below.

        5. ELIGIBILITY. Subject to the other provisions of this Plan, the Committee may from time to time grant Options to one or more eligible Full-Time Employees. An Optionee may receive and hold more than one Option.

        6. TERMS OF OPTION AGREEMENTS. Each Option Agreement shall contain such terms and provisions consistent with this Plan as the Committee shall in its sole discretion determine. Option Agreements need not be identical, but each Option Agreement shall by appropriate language include the substance of all of the provisions described in this section.

                (a) Designation of Type of Option. Each Option Agreement shall designate the type of Option granted thereby.

                (b) Duration of Option. Each Option Agreement shall specify the expiration date of the Option granted thereby, which date shall be no later than ten (10) years from the date the Option was granted; provided, however, if an Optionee, at the time an Incentive Option is granted to him, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates [or, under
Section 425(d) of the Code, is deemed to own stock possessing more than ten percent (10%) of the total combined voting power of all such classes of stock by reason of the ownership of such classes of stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendant of such Optionee, or by or for any corporation, partnership, estate or trust of which such Optionee is a shareholder, partner or beneficiary], the Incentive Option granted to such Optionee shall not be exercisable after the expiration of five
(5) years from the date of grant or such earlier termination as provided in this Plan or as provided in any particular Option Agreement.

                (c) Minimum Exercise Requirement. Each Option Agreement shall specify that the minimum number of shares of Common Stock with respect to which an Option may be exercised at any one time shall be fifty (50) shares, unless the number of shares to be purchased is the total number available at such time for purchase under the Option. No Option may be exercised for a fraction of a share of Common Stock.

                (d) Installment Exercise. Each Option Agreement shall specify whether or not, and to what extent, Options granted thereby shall be exercisable in installments, the amount of each installment (which need not be equal) and the time or times of exercise. Each Option Agreement shall also specify whether or not, and to what extent, such installments that are not exercised shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable; provided, however, any such unexercised installments shall expire not later than the date the Option expires.

                (e) General Exercise Restriction. Each Option Agreement shall specify that, unless otherwise designated therein, no Option shall be exercisable within one (1) year from the date on which the Option was granted except in the event of a change in control, or threatened change in control, of the Company, in which event, all Options granted prior to such change in control, or threatened change of control, shall become immediately exercisable; provided, however, section 6(h) shall continue to apply. The term "control" shall refer to the acquisition of twenty-five percent (25%) or more of the voting securities of the Company, or of any Parent, by any person or persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934. The phrase "threatened change" as used in the phrase "threatened change in control" shall refer to an offer to acquire twenty-five percent (25%) or more of the voting securities of the Company, or of any Parent, by any person or persons acting as a group within the meaning of
Section 13(d) of the Securities Exchange Act of 1934. The term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organizations or any other form of entity not specifically listed herein.

                (f) Exercise Price. Each Option Agreement shall specify that the exercise price per share of Common Stock under each Option shall be not less than the Fair Market Value of the Common Stock on the date the Option is granted; provided, however, if an Optionee, at the time an Incentive Option is granted to him, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates [or, under Section 425(d) of the Code, is deemed to own stock possessing more than ten percent (10%) of the total combined voting power of all such classes of stock by reason of the ownership of such classes of stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendant of such Optionee, or by or for any corporation, partnership, estate or trust of which such Optionee is a shareholder, partner or beneficiary], the purchase price per share under such Incentive Option shall not be less than one hundred and ten percent (110%) of the Fair Market Value per share. In all events, such exercise price shall be in compliance with section 2(c)(1) above.

                (g)     Transferability Limitation. Except as provided in
section 10 below, each Option Agreement shall specify that:

                        (1) Each Option shall be non-transferable except by will or the laws of descent and distribution, and shall be exercisable during the Optionee's lifetime only by the Optionee (or his legal representative); and

                        (2) No assignment or transfer of any Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right in the Option whatsoever, but immediately upon any attempt to assign or transfer the Option, the Option shall terminate and be of no force or effect.

                (h) Compliance with Securities Laws. Each Option Agreement shall specify that all Options granted thereby, and all shares of Common Stock issued upon exercise thereof, are subject to any provisions necessary to assure compliance with federal and state securities laws. If determined by the Committee, upon advice of counsel, to be necessary to assure such compliance, such provisions shall include an investment representation letter from the Optionee at the time an Option is exercised and legends restricting or conditioning transfer of the Common Stock acquired upon exercise of an Option. Each Option Agreement shall also specify that if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of the Option evidenced thereby, or the Common Stock covered thereby, upon any securities exchange, or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue or purchase of Common Stock thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

                (i) Commencement of Ownership Rights. Each Option Agreement shall specify that an Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Option unless and until the Option shall have been properly exercised pursuant to the terms thereof, the Company shall have issued and delivered the shares to the Optionee, and the Optionee's name shall have been entered as the holder of record of such shares on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Common Stock.

                (j) Termination For Cause. Each Option Agreement shall specify that if the employment of an Optionee is terminated by the Company or an applicable regulatory agency "for cause", Options held by such Optionee shall, to the extent not theretofore exercised, be cancelled upon such termination and shall not thereafter be exercisable under any circumstances. As used herein, the phrase "for cause" shall mean a willful and knowing violation of Section 658.77, Florida Statutes, that has a material negative impact on the Company, or a willful and knowing violation of any final regulatory cease and desist order that has a material negative impact on the Company, or conviction for willful violation of any law amounting to a felony or for any defalcation or breach of fiduciary duty involving the receipt of an improper personal benefit, or such other willful acts involving moral turpitude or malfeasance or misfeasance as shall have been determined to be included within such phrase at least thirty (30) days in advance of any application thereof by resolution of the Board of Directors. Any such resolution shall be applicable prospectively, furnished to each Optionee within five (5) days of its adoption, and made a part of each Option Agreement executed after the date the resolution is adopted. The specification herein pursuant to regulatory requirements of a definition of the phrase "for cause" and a method of providing notice of any change therein shall not limit in any way the meaning of that or any similar phrase in any employment agreement or employment arrangement between the Company and any Employee. Notwithstanding anything in this Plan or in any Option Agreement to the contrary, an Optionee whose rights under an Option Agreement are terminated pursuant to this provision shall have the right to contest such termination de novo in a court of competent jurisdiction.

        7.      METHOD OF EXERCISE; PAYMENT OF EXERCISE PRICE.

                (a) Method. An Option may only be exercised by the Optionee delivering to the Committee on any business day a written notice, together with the appropriate payment specified in subsection (b) below, identifying such Option and specifying the number of shares of Common Stock the Optionee then desires to purchase (the "Notice").

                (b) Payment. Payment for the shares of Common Stock purchased pursuant to the exercise of an Option shall be in cash equal to the option exercise price for the number of shares specified in the Notice.

        8. USE AND ALLOCATION OF PROCEEDS. Proceeds from the sale of Common Stock pursuant to the exercise of Options shall constitute general funds of the Company. Such proceeds shall be credited to the capital accounts of the Company in accordance with generally accepted accounting principles and the requirements of applicable law.

        9.      ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

                (a) Internal Recapitalizations. If the outstanding shares of Common Stock as a whole are increased, decreased, or changed into, or exchanged for, a different number or kind of shares or securities of the Company through recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares or similar event not involving a reorganization, merger or consolidation with another entity, an appropriate and proportionate adjustment shall be made by the Committee in the number and kinds of shares subject to the Plan, and in the number, kinds, and per share exercise price of shares subject to the Plan, and in the number, kinds, and per share exercise price of shares subject to unexercised Options or portions thereof granted prior to any such change. Any such adjustment in an outstanding Option, however, shall be made without a change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the price for each share of Common Stock covered by the Option.

                (b) Reorganizations. Upon the effective date of a dissolution or liquidation of the Company, or upon the sale of substantially all of the property of the Company, or upon a reorganization, merger or consolidation involving the Company and another entity, each Optionee to whom an Option has been granted under this Plan shall be entitled during the period of time commencing with the public announcement of, as applicable, the adoption of implementing resolutions by the Board of Directors (in the event of such a dissolution, liquidation or sale) or the execution of the definitive agreement (in the event of such a reorganization, merger or consolidation) and ending five (5) business days prior to the effective date of any such transaction:

                        (1) To exercise, in whole or in part, his or her rights under any Option granted to him or her without regard to any restrictions on exercise in this Plan or in the applicable Option Agreement [other than such restrictions as may be required by section 6(h)] that would otherwise apply; or

                        (2) To surrender any such Option to the Company (along with the applicable consideration otherwise payable upon exercise of such Option) in exchange for receipt of such shares of stock or other securities as the Optionee would have received had the Optionee exercised the right to exercise any Option on account of any such transaction without regard to any restriction on exercise in this Plan or in the applicable Option Agreement [other than such restrictions as may be required by section 6(h)] that would otherwise apply.

Provided, however, to the extent that such exercise or surrender under (1) or
(2) immediately above is with respect to more shares of Common Stock than would otherwise be available for purchase through exercise of such Option by the Optionee at such time, such exercise or surrender shall be contingent upon the consummation of such transaction. Provided further, however, nothing in this section 9(b) shall extend the date on which any Option would otherwise expire.

                (c) No Fractional Shares. No fractional shares of Common Stock shall be issued on account of any event under this section 9.

        10.     TERMINATION OF EMPLOYMENT OR SERVICE.

                (a) Death. In the event of the death of an Optionee while in the employ of the Company, any and all Options held by such Optionee at the time of death, whether or not exercisable at such time, may be exercised as provided in section 7 above by the estate of the Optionee, or by a person who acquires the right to exercise such Option by bequest or inheritance from such Optionee, within one (1) year after the date of such death, but not later than the date on which the Option would otherwise expire; provided, however, section 6(h) shall continue to apply.

                (b) Disability. If the employment of an Optionee is terminated by reason of his disability, within the meaning of Section 422A(c)7 of the Code, any and all Options held by such Optionee may be exercised, whether or not exercisable at the time of such termination, within one (1) year after such termination, but not later than the date on which such Options would otherwise expire; provided, however, section 6(h) shall continue to apply.

                (c) Termination for Reasons Other Than Death or Disability. If the employment of an Optionee is terminated for any reason other than death or disability, Options held by such Optionee shall, to the extent not theretofore exercised, be cancelled upon such termination and shall not thereafter be exercisable; provided, however, to the extent such Options are exercisable as of the date of such termination of employment, such Optionee shall be permitted to exercise such Options for a period of three (3) months after the date of such termination; provided further, however, that an Optionee whose employment is terminated by retirement in accordance with the Company's normal retirement policies, as determined by the Committee, or whose employment or service is voluntarily or involuntarily terminated within six (6) months after a change in control [as defined in section 6(e) above] of the Company or of any Parent, shall be permitted to exercise any and all Options held by such Optionee, whether or not exercisable at the time of such termination, for a period of three (3) months after the date of such termination, but not later than the date on which the Options would otherwise expire; provided further, however, section 6(h) shall continue to apply. No Option, however, shall in any event be exercisable if the employment of Optionee is terminated for cause as provided in section 6(j) above.

        11.     AMENDMENT OF THE PLAN.

                (a) Right to Amend. The Board of Directors at any time, and from time to time, may amend this Plan, subject to any required regulatory approval and to the limitation that, except as provided in section 9 above, no amendment shall be effective unless approved by a vote of a majority of the outstanding shares of Common Stock at an annual or special meeting held within twelve (12) months before or after the date of such amendment's adoption, where such amendment will:

                        (1) Increase the number of shares of Common Stock as to which Options may be granted under the Plan;

                        (2) Change, in substance, section 5 above relating to eligibility to participate in the Plan:

                        (3) Change the minimum exercise price or the method of computing the exercise price; or

                        (4) Increase the maximum term of Options as provided herein.

Notwithstanding the foregoing, upon the occurrence of any of the events described in section 9(a) above, the Committee shall have the authority to amend this Plan to reflect the appropriate and proportionate adjustments referred to therein.

                (b) No Option Impaired. Except as provided in section 9 above, rights and obligations under any Option granted before amendment of the Plan shall not be adversely affected or impaired by amendment of the Plan, except with the consent of the person to whom the Option was granted.

        12.     TERMINATION OR SUSPENSION OF PLAN.

                (a) Right to Terminate. The Board of Directors at any time may terminate or suspend this Plan, but such termination or suspension shall not affect any Option theretofore granted. No Option may be granted while this Plan is suspended or after it is terminated.

                (b) No Option Impaired. Rights and obligations under any Options granted while this Plan is in effect shall not be adversely affected or impaired by suspension or termination of this Plan, except as provided in section 9 above or with the consent of the Optionee.

                13. NONEXCLUSIVITY OF PLAN. Neither the adoption of this Plan by the Board of Directors, nor the submission of this Plan to the stockholders of the Company for approval, shall be construed as creating any limitations on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable, including the granting of stock options otherwise than under this Plan. Any such other arrangements may be either applicable generally or only in specific cases.

                14. TAX WITHHOLDING. The Company shall have the right to deduct or otherwise effect a withholding of any amount required by federal or state laws to be withheld from the compensation of an Optionee with respect to the grant, exercise, or surrender of any Option or portion thereof, or the sale of stock acquired upon the exercise of an Incentive Option, in order for the Company to obtain a tax deduction available to the Company as a consequence of such grant, exercise, surrender, or sale, as the case may be, by such Optionee.

                15. CONTINUATION OF EMPLOYMENT. Nothing contained in this Plan (or in any Option Agreement) shall obligate the Company to continue to employ, for any period, an Optionee.

                16. EXCULPATION AND INDEMNIFICATION. The Company shall indemnify and hold harmless the members of the Board of Directors and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such persons' duties, responsibilities, and obligations under this Plan, other than such liabilities, costs and expenses as may result from the negligence, bad faith, willful conduct, or criminal acts of such person.

                17. STOCKHOLDER AND DEPARTMENT APPROVALS. The effectiveness of this Plan is conditioned upon the receipt, prior to January 9, 1990, of the approval of this Plan by the affirmative vote of a majority of the outstanding shares of Common Stock. The effectiveness of this Plan is also conditioned upon the receipt of the approval hereof by the Department of Banking and Finance of the State of Florida. Options may not be granted prior to the receipt of such affirmative vote and approval.

                18. FINAL TERMINATION DATE. Unless sooner terminated, this Plan shall terminate on January 9, 1999, but such termination shall not affect any Option theretofore granted.